SECURITIES AND EXCHANGE COMMISSION

  Washington, DC  20549

  FORM 8-K

  CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the
  Securities Exchange Act of 1934

  October 4, 1994

  Mallinckrodt Group Inc.
  (Exact name of registrant as specified in its charter)

  New York
  (State or other jurisdiction
   of incorporation)

  1-483
  (Commission File Number)

  36-1263901
  (IRS Employer Identification No.)

  7733 Forsyth Boulevard, St. Louis, MO
  (Address of principal executive offices)

  63105-1820
  (Zip Code)

  Registrant's telephone number including area code
  (314) 854-5200

Item 5.  Other Events
  A press release was issued October 4, 1994. The text of that release is as follows:

  MALLINCKRODT GROUP CEO REAFFIRMS FISCAL 1995 GROWTH OUTLOOK

  New York, N.Y., October 4, 1994 -- Talking with Wall Street analysts here today, Mallinckrodt Group Inc. (NYSE:MKG) President and Chief Executive Officer C. Ray Holman said that he expects a modest increase in ongoing earnings in the first quarter ended September 30, 1994, compared to the 43 cents earned last year before unusual items. Many of the factors impacting first quarter results are also expected to continue in the first half. Earnings for all of fiscal 1995 are expected to be more in line with long-range earnings growth expectations, about 15 percent year over-year, excluding one-time items in 1994.

     "We are confident in our expectations for health earnings gains in 1995 and beyond. As stated in August, however, the year is off to a slow start, particularly in the animal health business," Holman said. "We expect Mallinckrodt Veterinary to be down year-to-year in the first quarter due to weak food animal markets, higher raw material costs and lower pricing for feed ingredients, revised buying patterns by certain North American customers and adverse weather conditions in Australia and New Zealand.

     "Mallinckrodt Chemical earnings for the first quarter will also be down, due to an expected decline in acetaminophen sales, attributable to customer purchase adjustments, and to a temporary increase in manufacturing costs in the St. Louis production facility. The decline will be more than offset by a very strong quarter for the Tastemaker join venture," he added.

     Mallinckrodt Medical sales and earnings for the first quarter are expected to be higher, but earnings will be affected by upfront costs associated with changes in the U.S.
  sales organization and new product launches.

     Commenting on expectations for each business for the full year, Holman said that he expects savings from the Mallinckrodt Veterinary restructuring program and new product introductions to contribute to a solid earnings gain. He said that he is confident the industry knowledge and mangement expertise brought to the company by its new president will have a positive impact on performance. On Monday, Mallinckrodt announced that Paul D. Cottone, former vice president of U.S. operations for the Merck AgVet Division, had been named president of Mallinckrodt Veterinary.

     "We expect to see double digit earnings gains from Mallinckrodt Medical in 1995," Holman said. "This growth should be driven by new products and continuing sales growth in other products, along with the restructuring program which currently is being implemented. Mallinckrodt Chemical will also experience double digit earnings gains, benefiting from expanded international acetaminophen sales, and continuing improvements in its catalyst business, boosted by last year's acquisition of Catalyst Resources, Inc. Our Tastemaker joint venture is also expected to show continued strength in 1995."

     Mallinckrodt Group Inc., a St. Louis, Missouri-based
  Fortune 250 company, had fiscal 1994 net sales of $1.94 billion. Its three international technology-based businesses -
  - Mallinckrodt Chemical and Mallinckrodt Medical, also headquartered in the St. Louis area, and Mallinckrodt
  Veterinary, headquartered in Mundelein, Illinois -- provide specialty chemicals and human and animal health products.
  Mallinckrodt has 10,200 employees worldwide.

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


  Mallinckrodt Group Inc.




  ROGER A. KELLER
  Vice President, Secretary and General Counsel

  DATE:   October 28, 1994